UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       February 13, 2002
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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



Item 5.           Other Events

     On February 13, 2002, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports Fourth Quarter Earnings Per Share of 45 Cents Excluding Refinancing Costs; Full Year EPS Increases 13 Percent to $1.81." The press release contained the following information.



                                                           FOR IMMEDIATE RELEASE

Contact:  Carol DiRaimo,
          Director of Investor Relations
          (913) 967-4109


                 Applebee's International Reports Fourth Quarter
           Earnings Per Share of 45 Cents Excluding Refinancing Costs;
                   Full Year EPS Increases 13 Percent to $1.81

Overland Park, Kan., Feb. 13, 2002 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $17.1 million, or 46 cents and 45 cents per share on a basic and diluted basis, respectively, for the fourth quarter ended December 30, 2001 (excluding a $4.1 million or 11 cent per share after-tax charge relating to refinancing costs), as compared to 42 cents per share on both a basic and diluted basis for the fourth quarter of 2000. Fourth quarter 2001 results include 13 weeks as compared to 14 weeks in the 2000 quarter. Including refinancing costs, net earnings were $13.0 million, or 35 cents and 34 cents per share on a basic and diluted basis, respectively, for the fourth quarter of 2001.

For the fiscal year ended December 30, 2001, net earnings were a record $68.5 million, or $1.85 and $1.81 per share on a basic and diluted basis, respectively (excluding a $4.1 million or 11 cent per share after-tax charge relating to refinancing costs). This represents a 15 percent and 13 percent increase in basic and diluted earnings per share, respectively, as compared to fiscal year 2000 earnings of $1.61 and $1.60 per share on a basic and diluted basis, respectively. Fiscal year 2001 results include 52 weeks as compared to 53 weeks in fiscal year 2000. Including refinancing costs, net earnings were $64.4 million, or $1.74 and $1.70 per share on a basic and diluted basis, respectively, for fiscal year 2001.

The company completed the refinancing of its existing credit facilities in early November with the establishment of a new $150 million revolving credit facility. As a result of the refinancing, non-recurring charges of $4.1 million or 11 cents per share on an after-tax basis were incurred in the fourth quarter due to the termination of interest rate swap agreements and the write-off of previously deferred financing costs. The costs relating to the termination of interest rate swap agreements of $4.5 million, before income taxes, are reflected in other expense ($2.9 million on an after-tax basis), and the write-off of deferred financing costs is reflected as an extraordinary loss of $1.2 million, net of income taxes, in the accompanying consolidated statements of earnings.

Lloyd L. Hill, chairman and chief executive officer, said, "We continued to exceed our financial targets in 2001. Earnings per share growth on a comparable 52-week basis surpassed our 2001 EPS growth target of at least 15 percent. Our return on equity was over 22 percent for the year, well above our 20 percent target, and one of the highest levels in the industry.

"While 2001 was a difficult year for our country and our economy, the strength of Applebee's positioning and the casual dining segment was reinforced. Sales trends appear to have rebounded in recent months from the lower levels experienced in September and October, reaffirming our belief that consumer-dining habits are firmly entrenched. We continued to build market share with system-wide sales reaching nearly $3 billion in 2001.

"We will continue to leverage our system size by utilizing network television advertising as a key strategy in building brand awareness. In addition to our existing advertising campaign, we introduced a new brand image spot last week during the Olympics that emphasizes our unique neighborhood positioning."

Hill concluded, "Our position as the world's largest casual dining concept grew with 1,392 restaurants open at year-end, as the system opened 109 new restaurants, an unprecedented ninth consecutive year of over 100 new restaurant openings. This dominant market position, combined with our network advertising presence, strong price/value relationship, and franchise business model provide us with a solid foundation for continued growth."

Other results for the fourth quarter and fiscal year ended December 30, 2001 included:

o    As previously reported,  comparable sales for company restaurants increased
     1.6 percent for the fourth quarter and 2.5 percent for the 52 weeks ended December 30, 2001. System-wide comparable sales increased 2.7 percent for the fourth quarter and 2.9 percent for the year-to-date period, while comparable sales for franchise restaurants increased 3.0 percent for both the quarter and year-to-date periods.

o System-wide sales for the Applebee's concept were a record $2.93 billion for the fiscal year ended December 30, 2001, an increase of 10 percent over 2000 system sales of $2.67 billion. Fourth quarter 2001 system sales for the Applebee's concept were a record $735.0 million. Fourth quarter and fiscal year 2000 sales include one extra week as compared to the fourth quarter and fiscal year 2001. After adjusting for the extra week, system sales would have increased by 12 percent for both the year and the quarter.

o Operating revenues (comprised of company restaurant sales and franchise income) reached $744 million for the fiscal year, an increase of 8 percent over 2000 operating revenues of $690 million. Fourth quarter and fiscal year 2000 operating revenues include one extra week as compared to the fourth quarter and fiscal year 2001. After adjusting for the extra week, operating revenues would have increased 10 percent for both the year and the quarter.

o Applebee's ended the year with 1,392 restaurants system-wide (310 company and 1,082 franchise restaurants). During the fourth quarter of 2001, there were 35 new Applebee's restaurants opened system-wide, including 12 company and 23 franchised restaurants. There were 109 new Applebee's restaurants opened system-wide during fiscal year 2001, including 25 company and 84 franchised restaurants.

o During 2001, the company repurchased 1,909,000 shares of common stock at an average price of $23.56 for an aggregate cost of $45.0 million. The company's 2001 stock repurchase authorization has been extended for fiscal year 2002, of which $20.6 million remains available.


                                     APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF EARNINGS
                                                        (Unaudited)
                                         (in thousands, except per share amounts)


                                                          13 Weeks          14 Weeks          52 Weeks          53 Weeks
                                                            Ended             Ended             Ended             Ended
                                                         December 30,      December 31,      December 30,      December 31,
                                                            2001              2000              2001              2000
                                                       ---------------   ----------------  ----------------  ----------------
 Revenues:
     Company restaurant sales.......................     $ 164,703         $ 161,016         $ 651,119         $ 605,414
     Franchise income...............................        23,319            22,951            93,225            84,738
                                                       ---------------   ----------------  ----------------  ----------------
        Total operating revenues....................       188,022           183,967           744,344           690,152
                                                       ---------------   ----------------  ----------------  ----------------
 Cost of company restaurant sales:
     Food and beverage..............................        44,550            45,225           175,977           166,014
     Labor..........................................        53,699            50,577           208,996           191,402
     Direct and occupancy...........................        41,643            41,851           164,965           151,611
     Pre-opening expense............................           802               828             1,701             1,659
                                                       ---------------   ----------------  ----------------  ----------------
        Total cost of company restaurant sales......       140,694           138,481           551,639           510,686
                                                       ---------------   ----------------  ----------------  ----------------
 General and administrative expenses................        18,487            16,491            72,935            65,060
 Amortization of intangible assets..................         1,463             1,568             5,851             5,934
 Loss on disposition of restaurants and equipment...           405               359             1,492             1,265
                                                       ---------------   ----------------  ----------------  ----------------
 Operating earnings.................................        26,973            27,068           112,427           107,207
                                                       ---------------   ----------------  ----------------  ----------------
 Other income (expense):
     Investment income..............................           399               379             1,650             1,484
     Interest expense...............................        (1,225)           (2,448)           (7,456)           (9,304)
     Other income (expense).........................        (3,541)              209            (2,744)              551
                                                       ---------------   ----------------  ----------------  ----------------
        Total other expense.........................        (4,367)           (1,860)           (8,550)           (7,269)
                                                       ---------------   ----------------  ----------------  ----------------
 Earnings before income taxes and extraordinary item        22,606            25,208           103,877            99,938
 Income taxes.......................................         8,319             9,276            38,227            36,777
                                                       ---------------   ----------------  ----------------  ----------------
 Earnings before extraordinary item.................        14,287            15,932            65,650            63,161
 Extraordinary loss from early extinguishment
     of debt, net of income taxes...................        (1,249)               --            (1,249)               --
                                                       ---------------   ----------------  ----------------  ----------------
 Net earnings.......................................     $  13,038         $  15,932         $  64,401         $  63,161
                                                       ===============   ================  ================  ================

 Basic earnings per common share (a):
     Basic earnings before extraordinary item.......     $    0.38         $    0.42         $    1.77         $    1.61
     Extraordinary item.............................         (0.03)               --             (0.03)               --
                                                       ---------------   ----------------  ----------------  ----------------
  Basic net earnings per common share................    $    0.35         $    0.42         $    1.74         $    1.61
                                                       ===============   ================  ================  ================

 Diluted earnings per common share (a):
     Diluted earnings before extraordinary item.....     $    0.37         $    0.42         $    1.73         $    1.60
     Extraordinary item.............................         (0.03)               --             (0.03)               --
                                                       ---------------   ----------------  ----------------  ----------------
 Diluted net earnings per common share..............     $    0.34         $    0.42         $    1.70         $    1.60
                                                       ===============   ================  ================  ================

 Basic weighted average shares outstanding (a)......        37,091            37,832            37,008            39,228
                                                       ===============   ================  ================  ================
 Diluted weighted average shares outstanding (a)....        38,109            38,077            37,918            39,447
                                                       ===============   ================  ================  ================


(a) All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on June 12, 2001.

The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.


                                                         13 Weeks           14 Weeks           52 Weeks          53 Weeks
                                                           Ended              Ended              Ended             Ended
                                                        December 30,       December 31,       December 30,      December 31,
                                                           2001               2000               2001              2000
                                                      ---------------    ---------------    --------------    ---------------
Revenues:
     Company restaurant sales.....................           87.6%              87.5%              87.5%             87.7%
     Franchise income.............................           12.4               12.5               12.5              12.3
                                                      ---------------    ---------------    --------------    ---------------
        Total operating revenues..................          100.0%             100.0%             100.0%            100.0%
                                                      ===============    ===============    ==============    ===============
Cost of sales (as a percentage of company
     restaurant sales):
     Food and beverage............................           27.0%              28.1%              27.0%             27.4%
     Labor........................................           32.6               31.4               32.1              31.6
     Direct and occupancy.........................           25.3               26.0               25.3              25.0
     Pre-opening expense..........................            0.5                0.5                0.3               0.3
                                                      ---------------    ---------------    --------------    ---------------
        Total cost of sales.......................           85.4%              86.0%              84.7%             84.4%
                                                      ===============    ===============    ==============    ===============
General and administrative expenses...............            9.8%               9.0%               9.8%              9.4%
Amortization of intangible assets.................            0.8                0.9                0.8               0.9
Loss on disposition of restaurants and equipment..            0.2                0.2                0.2               0.2
                                                      ---------------    ---------------    --------------    ---------------
Operating earnings................................           14.3               14.7               15.1              15.5
                                                      ---------------    ---------------    --------------    ---------------
Other income (expense):
     Investment income............................            0.2                0.2                0.2               0.2
     Interest expense.............................           (0.7)              (1.3)              (1.0)             (1.3)
     Other income (expense).......................           (1.9)               0.1               (0.4)              0.1
                                                      ---------------    ---------------    --------------    ---------------
        Total other expense.......................           (2.3)              (1.0)              (1.1)             (1.1)
                                                      ---------------    ---------------    --------------    ---------------
Earnings before income taxes and extraordinary item          12.0               13.7               14.0              14.5
Income taxes......................................            4.4                5.0                5.1               5.3
                                                      ---------------    ---------------    --------------    ---------------
Earnings before extraordinary item................            7.6                8.7                8.8               9.2
Extraordinary loss from early extinguishment
     of debt, net of income taxes.................           (0.7)                --               (0.2)               --
                                                      ---------------    ---------------    --------------    ---------------
Net earnings......................................            6.9%               8.7%               8.7%              9.2%
                                                      ===============    ===============    ==============    ===============



Fiscal year 2001 financial statements have not yet been filed with the Securities and Exchange Commission.

Item 9.           Regulation FD Disclosure

     Applebee's   International,  Inc. (the  "Company") also  included  guidance regarding its business outlook in the press release. These comments are included below.


BUSINESS OUTLOOK

The company also updated its business outlook for fiscal year 2002.

o Over 100 new restaurants are expected to open again in 2002, including approximately 25 company restaurants and 80 to 90 franchise restaurants. Seven company restaurants are currently expected to open in the first half of the year, with the balance opening in the last half of the year.
     Approximately 25 to 30 franchise restaurants are expected to open in the first half of the year, with the remainder opening in the last half of the year. Capital expenditures are expected to be between $60 and $65 million in 2002.

o Based on the uncertainty surrounding the economic outlook, system-wide comparable sales are expected to increase in the range of zero to 2 percent.

o Overall restaurant margins before pre-opening expense for the full year of 2002 are currently expected to be similar to fiscal year 2001 results, depending upon sales.

o General and administrative expenses, as a percentage of operating revenues, are expected to be in the mid-9 percent range in 2002.

o Based on current interest rates and debt levels, interest expense for 2002 is expected to be in the range of $3.5 million to $4.0 million.

o The company will adopt Statement of Financial Accounting Standards No. 142 at the beginning of 2002 resulting in the reduction of goodwill amortization and an increase in diluted earnings per share of approximately 9 cents.

o The effective income tax rate is expected to decline to 36.5 percent in 2002 from 36.8 percent in 2001.

o The uncertain economic environment lends a high degree of unpredictability in forecasting sales and earnings. Based on the foregoing assumptions, diluted earnings per share for 2002 are expected to be in the range of $2.05 to $2.13, excluding the impact of stock repurchase programs.

A conference call to review the fourth quarter and fiscal year 2001 results and the current business outlook will be held on Thursday morning, February 14, 2002, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., currently develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. There are currently 1,394 Applebee's restaurants operating system-wide in 49 states and eight international countries. Additional information on Applebee's
International  can  be  found  at  the  company's  website  (www.applebees.com).

The statements contained in the Business Outlook section of this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2002. The company disclaims any obligation to update these forward-looking statements.


                                      # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    February 13, 2002                   By: /s/  George D. Shadid
         ---------------------                 -----------------------
                                               George D. Shadid
                                               Executive Vice President and
                                               Chief Financial Officer



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